Exhibit 99

                                         Northeast Utilities
                                                P.O. Box 270
                                         Hartford, CT 06141-
                                                        0270
                                              (800) 286-5000

                                                  www.nu.com


News Release

Contacts:     Al Lara
Office:       (860) 665-5527


            NU announces leadership appointments


BERLIN, Connecticut, January 10, 2005 - Northeast Utilities
(NYSE: NU) today announced four leadership appointments within its Transmission Business and The Connecticut Light and Power Company (CL&P), effective immediately.

Lee Olivier, 56, currently president and chief operating officer of CL&P, has been elected to the new position of president of the Transmission Group, reporting to Charles W. Shivery, NU chairman, president and chief executive officer. Olivier will be responsible for overseeing all transmission activities. He joined NU in 1998, and has served as president and chief operating officer of CL&P since September 2001, and as senior vice president and chief nuclear officer of Northeast Nuclear Energy Company from 1998 to April 2001. From April 2001 to September 2001, Olivier served as senior vice president of Entergy Nuclear Northeast. Olivier's previous experience includes 29 years at Boston Edison. David H. Boguslawski, will continue in his role as vice president of the Transmission Group, and will report to Olivier, as will Roger C. Zaklukiewicz, vice president Transmission Projects.

Raymond P. Necci, 52, currently vice president of Utility
Group Services, was elected president of CL&P, reporting to Cheryl Grise', president of the Utility Group. Necci will have responsibility for all CL&P operations, ensuring customers receive safe, dependable and reasonably-priced energy. He held various senior leadership positions at NU from 1976 to 2001, and then served as Vice President of Operations for Dominion Nuclear Connecticut in 2001, until rejoining NU in December 2001.

James A. Muntz, 47, currently vice president of CL&P Customer Operations, was elected vice president of the Transmission Group, reporting to Olivier. Muntz joined NU in 2002 with responsibility for operation and maintenance of CL&P's electric power distribution system. Prior to joining NU, Muntz held various leadership positions in his 22 years at Exelon/PECO.

Peter Clarke, 43, currently director of CL&P System
Projects, was elected vice president of CL&P Customer
Operations, reporting to Necci, with responsibility for the services and programs CL&P offers its nearly 1.2 million customers. Clarke joined NU in March 2002 as director of CL&P System Projects. Prior to joining NU, Clarke held a variety of operational and management positions in his 18 years at NSTAR.


"These are individuals who are recognized and respected for their sound leadership and their commitment to our company's core values," said Charles W. Shivery. "Our employees and our customers will benefit from their extensive utility industry experience and commitment to excellence."

In addition, William W. Schively, 58, president of Select Energy, will be retiring from NU on January 31 after serving in his current position since 1999. Larry De Simone, president and chief executive officer of all of NU's competitive businesses, including Select Energy, will also assume the responsibilities of president of Select Energy.


Northeast Utilities (NYSE: NU) is a Fortune 500 diversified energy company located in Connecticut with operations throughout the Northeast. Through its competitive and regulated subsidiaries, NU provides Energy for a Changing World, with a full range of energy products and services to millions of residential and business customers from Maine to Maryland. From delivering electricity and natural gas, to marketing energy commodities, to operating and maintaining power plant facilities, NU is committed to safety, reliability and expanding consumers' energy options. For more information on Northeast Utilities and its subsidiaries, visit the NU family of Web sites at www.nu.com.